Exhibit (b)(2)

[SUNTRUST BANK LETTERHEAD]

July 23, 2004

Mr. James Resch

Gulfside Supply, Inc

501 N. Reo Street

Tampa, Fl 33609

RE: Letter of Commitment—Commercial Real Estate Loan

Dear Mr. Resch:

SunTrust Banks, Inc. (Hereinafter referred to as “Lender”), is pleased to offer this non-assignable commitment. This Commitment is based upon the accuracy of all facts, statements, financial and other information provided by Borrower to Lender as part of the Loan request, and Borrower represents the accuracy of all representations made and to be made in the future and all information that you furnish to us. This commitment to lend is further conditioned upon the terms outlined below and is subject to execution and delivery of all Loan Documents required by Lender in connection with closing the Loan described herein and the absence of a material adverse change in the business condition (financial or otherwise), results of operations, properties, or prospects of the Borrower and Entity.

While this Commitment generally sets forth the provisions, terms, and conditions of the Loan, it is not all-inclusive and any additional specific provisions, terms and the Lender may require certain other customary terms and conditions which may not be specifically listed herein but will be documented to Lender’s satisfaction in the form of the required Loan Documents.

BORROWER:	To be determined

GUARANTOR:	James S. Resch
Molly A. Resch
James Resch Revocable Trust
S.B.J. Resch Family Partnership, LTD, a Florida Limited Partnership
Gulfside Supply, Inc. and/or the operating entity/entities (“Entity”) formed to acquire Eagle Supply Group, Inc.

LOAN AMOUNT:	Up to $ 10,000,000, not to exceed 85% Loan-To-Value, based upon Lender’s appraisals of the acceptable pledged real estate.

PURPOSE:	Real estate financing up to $10,000,000.00, proceeds invested in the Entity to acquire Eagle Supply Group, Inc.

SECURITY:	As primary security and collateral for the loan(s), Borrower shall mortgage, pledge, assign, and grant to Lender a first mortgage lien on real properties as listed on Exhibit A, as well as all improvements thereon, including all personal property, fixtures, materials stored on site or elsewhere to be used in the construction or operation of the improvements, all plans and specifications, required permits and/or authority approvals, and an assignment of all rents, deposits, leases, profits, or contracts.

Other agreements pertaining to said real property.

Other security and collateral for the loan is described as follows:

As primary/additional collateral for the Loan(s), Borrower shall grant to Lender a security interest in all of their rights, title, and interest held by Lender that secures notes outstanding, monies, instruments, savings, checking and other accounts (excluding IRA, Keogh and trust accounts and other accounts subject to tax penalties if so assigned) that are now or in the future in Lender’s custody or control; Guarantors shall grant to Lender a security interest in all of their rights, title, and interest in real estate held by Lender that secure notes outstanding, monies, instruments, savings, checking and other accounts (excluding IRA, Keogh and trust accounts and other accounts subject to tax penalties if so assigned) that are now or in the future in Lenders custody or control.

FEES:

Advisory Fee shall be $12,500.00 based on 0.001250% of the Loan amount and are payable as follows:

Advisory Fee of $12,500.00 is payable on the date of closing.

MATURITY	DATE: Eighty- Four (84) months from date of first principal payment

INTEREST RATE:

(A)    Variable at 175 basis points (1.75%) above the “LIBOR-Indexed Rate”, and shall be adjusted monthly on each Interest Rate Determination Date (that is, one month from the Loan’s closing date and the first Business Day of each calendar month thereafter). The term “LIBOR-Indexed Rate” shall mean, as of any Interest Rate Determination Date, that rate per annum which is equal to the quotient of:

(i)	the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by Lender, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Lender to be the rate at which U.S. dollar deposits for the Interest Period are offered to Lender in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by

(ii)	a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on

(iii)	any day to which Lender is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

(B)    The floating rate may be converted, in whole or in part, to a fixed rate by means of one or more interest rate swap agreements. The loan document will include terms, conditions and covenants. Borrower may voluntarily enter into an interest rate swap contract with SunTrust Robinson Humphrey Capital Markets to fix the interest rate at the then current market fixed rate. Each SunTrust Robinson Humphrey interest rate swap contract will be cross-collateralized and cross-defaulted with the loan documents for the Loan.

The interest rates provided herein shall be computed on the basis of a 360-day year and shall be calculated for the actual number of days elapsed.

REPAYMENT SCHEDULE: Payable in 83 equal monthly principal payments of $119,048, with the then principal balance outstanding due at Maturity; plus monthly interest.

PREPAYMENT:

This Loan shall contain no prepayment charge, assuming a Libor floating option.

This Loan may contain a prepayment charge, assuming a Swap option.

INITIAL ADVANCE:

$10,000,000.00 shall be advanced at closing.

EXPENSES:

Borrower shall pay all costs and expenses incurred in connection with the preparation for and the closing of the Loan, whether the Loan is closed or not, including but not limited to the following, and estimated at:

T/B/D - Appraisal fees

T/B/D - Environmental testing fees

T/B/D - Survey fees

T/B/D - Legal fees

T/B/D - Intangible taxes

T/B/D - Documentary stamp taxes

T/B/D - Title insurance premium

CROSS COLLATERALIZATION/CROSS-DEFAULT:

Borrower agrees that a default under the Loan contemplated herein shall be and constitute a default under each and every other loan or commitment issued to Borrower by Lender and a default under any other loan or commitment issued to Borrower by Lender shall be and constitute a default under this Loan contemplated herein. The collateral for the Loan contemplated herein shall also serve as security and collateral for all other indebtedness of Borrower, or any one of them to Lender. .

RELIANCE:

The Borrower, Guarantors, mortgagor, or any other related party may not rely or represent to any other party that they may rely on the Lender’s review, opinion, approval, or acceptance of any document, data, or information used by Lender in connection with issuing the loan(s) including, but not limited to, and by way of example: (1) appraisal; (2) matters of survey; (3) plans and specifications; (4) zoning and other regulatory matters; (5) utilities; (6) financial information; (7) soil and testing; (8) any certification, written opinion, survey or audit results obtained from any architect, engineer, person or entity which examined the property to determine compliance with the Americans With Disabilities Act of 1990; and (9) any statement, from any source, regarding the intended use of the property. It being the understanding, agreement and intent of all parties that any such review, opinion, approval or acceptance is solely for the Lender’s benefit and for no other party.

ADDITIONAL TERMS AND CONDITIONS:

FINANCIAL COVENANTS AND REPORTING REQUIREMENTS

Financial Statements of Borrower. Borrower shall deliver Lender copies of the following:

(a)	As soon as practical and in any event within 150 days of each annual period, internal financial statements of Borrower, including a profit and loss statement and balance sheet, all in reasonable detail with the profit and loss statement prepared both on a year to date basis, certified as true and correct by an officer of Borrower.

(b)	As soon as practical and in any event within 30 days of filing, copy of Borrower’s complete federal income tax return including all schedules.

Financial Statements of Guarantors. Guarantors shall deliver Lender copies of the following:

(a)	As soon as practical and in any event within 150 days of each annual year, a complete and signed Personal Financial Statement or and in the case of a business entity an annual internal financial statement 1n a form acceptable to Lender.

(b)	As soon as practical and in any event within 30 days of filing, copy of Guarantors complete federal income tax returns including all schedules.

Financial Statements of Entity,

(a)	Entity shall provide to Lender within 45 days of each quarterly period, or sooner, if available internally prepared financial statements for the most recent quarter and year to date for the Entity. Entity shall provide to Lender within 150 days of the fiscal year end, or sooner, Audited financial statements for Entity all financial statements shall be prepared using generally accepted accounting principles applied in a consistent manner and certified to the Lender by an officer of Entity.

Financial Covenants.

(a)	Borrower shall maintain a minimum Debt Service Coverage Ratio not less than 1.0X to be measured annually. Debt Service Coverage Ratio to be calculated as follows: the sum of net income plus depreciation plus amortization plus interest expense less distributions divided by the sum of interest expense and actual principal payments.

WAIVER OF JURY TRIAL: IF ANY LAWSUIT ARISES UNDER THIS COMMITMENT OR ANY OTHER ASPECT OF ANY TRANSACTION BETWEEN LENDER AND BORROWER, GUARANTOR AND ANY OTHER ENTITY PART OF THIS COMMITMENT, EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL.

SPECIAL CONDITIONS TO CLOSE:

1.	Subordinated Debt/Equity, in addition to the Loan proceeds that will be invested into the Entity either as equity or subordinated debt, closing of the Loan is conditional upon the Entity of the senior debt facility generating additional liquidity ($8,000,000) that may include a source in whole or in several parts of subordinated debt, equity, term financing and note financing .
2.	Management Profile, a complete profile of the senior management team that will manage Gulfside Supply, Inc. and any other operating entity post-acquisition is to be provided to and found acceptable by the Lender.
3.	Additional Mortgage Debt, no additional borrowing on the collateral securing the Loan without the prior approval of Lender.
4.	James S Resch and Molly A Resch, without the prior written approval of the Lender, neither James S Resch and/or Molly A Resch shall guaranty the Entity’s obligations to the senior lender and or its affiliates while there is a balance outstanding on this Loan.

SPECIAL CONDITIONS PRECEDENT TO CLOSING REAL ESTATE SECURED LOAN:

The Loan is subject to receipt, review, and acceptance of or compliance with the following conditions:

1.	Appraisal: Appraisals of the mortgaged properties and improvements in form and amount satisfactory to Lender with a maximum loan to value (loan amount divided by acceptable appraised value) of 85 percent. The appraisals shall be ordered by Lender from an appraiser acceptable to Lender.
2.	Environmental: Executed copy of Lender’s environmental checklist and a VISTA environmental assessment relating to the land or, at Lender’s option, a Phase I environmental report of the Land and, at Lender’s option a Phase II environmental inspection report of said properties should Lender so require after review of any required Phase I inspection report, in each case, addressed and certified to Lender.
3.	Asbestos: Prior to closing, receipt of an asbestos inspection and written report of findings completed by a qualified inspector approved by Lender, verifying the subject properties to be free of all friable forms of asbestos or other asbestos related hazards as inspector shall indicate to be present within the property.
4.	Survey: Four original “as built” signed and sealed surveys of the subject properties prepared in accordance with the minimum technical requirements of Chapter 61G17-6, Florida Administrative Code, by a registered Florida Surveyor, containing the complete legal description of the subject property and satisfactory to Lender and showing the building location(s) and compliance with all laws, rules, and regulations of all governmental authorities having jurisdiction thereon, certified to Borrower, Lender, Lender’s Counsel, and Title Company.
5.	Title Insurance: A mortgagee title insurance commitment, with coverage acceptable to Lender, on American Land Title Association’s standard loan policy form approved for use in Florida, in the amount of the Loan and showing the requirements for insuring the mortgage to be in a first lien position on the subject properties, free and clear from any and all defects and encumbrances except such as Lender or Lender’s counsel shall approve. The issuing agent and underwriter shall be acceptable to Lender. All exceptions for parties in possession, matters of survey, construction liens, taxes and assessments which are due and payable, shall be removed from the commitment at the Loan’s closing. Copies of all instruments listed as exceptions from coverage shall be attached to the commitment, and shall be subject to approval by Lender and its Counsel. Subsequent to the Loan closing and recordation of the loan documents, a mortgage title policy shall be issued pursuant to the commitment.

6.	Utilities Evidence: Written evidence satisfactory to Lender from appropriate agencies and companies that all utility services necessary for the intended use of the subject property are available including water, storm and sanitary sewers, gas, electric, and telephone as applicable.
7.	Zoning Evidence: Written evidence satisfactory to Lender from the appropriate zoning authority that the subject properties are properly zoned to allow its intended use.
8.	Leases and Subordination: A copy of any existing or contemplated leases of any part of the subject properties, if applicable, and a written subordination from the respective lessees of each lessee’s right, title and interest in the subject property to the lien of Lender’s mortgage in form and content satisfactory to Lender.
9.	Insurance Policies: Original insurance policies, as listed below, and a paid receipt for one year’s premium must be provided to Lender prior to closing.
(a)	Hazard Insurance in a combined amount not less than the loan amount, with a “New York Standard” mortgagee clause naming SunTrust Bank, its successors and/or assigns as mortgagee/additional loss payee.
(b)	Flood Insurance, as applicable, with a paid receipt for one year’s premium must be provided to Lender prior to closing in an amount equal to the lessor of the loan amount or the maximum limit available from all sources, naming SunTrust Banks, Inc., its successors and/or assigns as mortgagee/additional loss payee.
(c)	Workers Compensation Insurance meeting applicable legal requirements.
(d)	Public Liability Insurance with minimum limits as follows:

LENDER’S OBLIGATION TO CLOSE:

Lender’s obligation to close or advance under this commitment may be terminated by Lender at any time if in Lender’s sole discretion (1) there has been a material adverse change in Borrower’s or Guarantors’ financial condition and Borrower or Guarantors are no longer credit worthy, (2) that Borrower or Guarantors have made material misrepresentations to obtain the credit contemplated herein; or (3) there is pending litigation threatened against or affecting Borrower or Guarantors that would adversely affect the financial condition of Borrower.

INDEMNIFICATION:

The Borrower agrees to indemnify and hold harmless the Lender and its directors, officers, employees, affiliates and agents (each, an “indemnified person”) against, and to reimburse each indemnified person, upon its demand, for any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such indemnified person insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter or the transactions contemplated hereby, including, without limitation, Losses arising from any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); provided that the foregoing will not apply to any Losses to the extent that such Losses result from the gross negligence or willful misconduct of such indemnified person as determined by a court of competent jurisdiction in a final and non appeasable judgment. Borrower’s obligations under this paragraph will remain in effect whether or not definitive loan documentation is executed and whether or not this Commitment Letter is terminated for any reason.

The Lender will not be responsible or liable to the Borrower or any other person or entity for any punitive, exemplary or consequential damages which may be alleged as a result of this Commitment Letter, the loan documents or any of the transactions contemplated hereby or thereby. The Borrower hereby agrees to pay, or reimburse the Lender on demand for, all reasonable costs and expenses incurred by the Lender (whether before or after the date hereof) in connection with this Commitment Letter and the transactions contemplated hereunder (regardless of whether any of the transactions contemplated hereby are consummated), including without limitation the reasonable costs and expenses of the Lender’s counsel (including in-house counsel), and all reasonable costs and expenses of the Lender, including, without limitation, reasonable costs and expenses of the Lender’s counsel (including in-house counsel), incurred in connection with the enforcement of its rights and remedies hereunder. Your obligation in respect of such costs and expenses shall survive the expiration or termination of this Commitment Letter.

SunTrust Banks, Inc. is pleased to have provided you with this commitment and it is our hope that your find the terms and conditions acceptable. The commitment may not be altered or amended unless agreed to in writing by the Borrower, Lender, and Guarantor(s). If the terms and conditions of this commitment meet with your approval, please indicate your acceptance by signing and returning the enclosed copy of this commitment. Time being of the essence, this commitment shall become null and void if the signed, accepted commitment is not received by July 12, 2004, and the loan(s) is not closed by September 30, 2004. If you have any questions, please do to hesitate to call me directly at (813) 224-2452 and I look forward to continuing our relationship.+

SunTrust Bank, Inc.

By:	/s/ Robert Sammartino First Vice President	Date:	7/23/04
Name: Title

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SIGNED AND ACCEPTED THIS     26th     DAY OF     July     , 2004.

Business Borrower/Entity (Guarantor): TBD
S.B.J. Resch Family Partnership. LTD. a Fl Limited Part.

By: S.B.J. Resch Family, LLC a Fl Limited Liability Co.

By:	/s/ James S. Resch
James S. Resch, President and Owner of Gulfside Supply, Inc.
		By:	/s/ James S. Resch
James S. Resch, Managing Partner ‘Guarantor’
Individual (s) James S Resch and Molly A Resch		Business James Resch Revocable Trust

By:	/s/ James S. Resch	By:	/s/ James S. Resch
	James S. Resch,		James S. Resch, Title: Trustee

By:	/s/ Molly A. Resch	By:	/s/ Molly A. Resch
	Molly A. Resch ‘Guarantors’		Molly A. Resch, Title: Trustee ‘Guarantors’

JAMES S. RESCH

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